Exhibit 10.3

PROPERTY LEASE CONTRACT

BETWEEN

DONGGUAN CONRAD HI-TECH PARK LTD.

AND

NEOPHOTONICS (CHINA) CO., LTD.

SHENZHEN, CHINA

13 May, 2011

TABLE OF CONTRACT

1.	GENERAL PROVISIONS	4

2.	LEASE OF THE LEASED PROPERTY	7

3.	RENT AND OTHER CHARGES	8

4.	PUBLIC UTILITIES	14

5.	RESPONSIBILITIES OF LESSOR	14

6.	RESPONSIBILITIES OF LESSEE	19

7.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	19

8.	CONDITIONS OF THE LEASED PROPERTY, FACTORY BUILDINGS AND SITE	20

9.	DELIVERY OF LEASED PROPERTY	21

10.	BREACH OF CONTRACT AND TERMINATION	22

11.	MISCELLANEOUS	23

THIS PROPERTY LEASE CONTRACT (this “Contract”) is made on13thday of May, 2011, in Shenzhen, the People’s Republic of China (“China”) by and between:

Dongguan Conrad Hi-Tech Park Ltd., a legal person of China, registered with Dongguan Administration of Industry and Commerce (Business License#: 441900400104128) and with its legal address at South Section of Chang Nan Road, Shangsha Village,Chang’An Town, Dongguan City, Guangdong Province, China (“Lessor”), and

NeoPhotonics (China) Co., Ltd., a legal person of China, registered with Shenzhen Administration of Industry and Commerce (Business License#: 440301501123801) and with its legal address at NeoPhotonics Building, No 8, South Keji 12th Road, Nanshan District, Shenzhen China (“Lessee”)

Lessor and Lessee are referred to collectively as the “Parties” and individually as a “Party”

1.	GENERAL PROVISIONS

1.1	Preliminary Statement

(a)

Lesser has acquired from the Dongguan Bureau of Land and Resources by way of assignment, the granted land use right for the Site (as defined below), and owns the Leased Property (as defined below) situated thereon.

(b)

Lessor now agrees to lease the Leased Property to Lessee to allow Lessee to use the Leased Property as office and factory according to the terms and conditions hereof.

(c)

The Parties agree to carry out the lease hereunder in accordance with the terms and conditions of this Contract.

1.2	Definitions

In this Contract, capitalized terms shall have the meanings set forth below.

(a)

“Affiliate” with respect to a Party, means a corporation, partnership, joint venture or other entity directly or indirectly controlling, controlled by or under common control with the Party. In this definition of “Affiliate,” “control” means ownership of more than 50% of shares having the right to vote or the right to appoint a majority of the directors.

(b)

“Commencement Date” means is the date of delivery by Lessor of the Phase I Leased Property, which shall be June 1, 2011. However, if the actual delivery date is a later date, the Commencement Date shall be the date of actual delivery; however, that if such actual delivery date is later than June 1, 2011, then the Lessee shall be entitled to terminate this Contract pursuant to Article 10.2 hereof without any further obligation or liability on the part of the Lessee. Lessor shall provide written notice regarding the Commencement Date to Lessee ten (10) calendar days prior to the Commencement Date. Prior to the date of delivery, Lessee will inspect the Phase I Leased Properties in accordance with the inspection conditions specified in this Contract. At delivery, both Parties shall jointly execute an acknowledgement of delivery as the evidence of the Commencement Date.

(c)

“Leased Property” means the building located at Section B of B9, Conrad High-Tech Park, South Section of Chang Nan Road, Shangsha Village, Zhen’an, Chang’An Town, Dongguan City, Guangdong Province, China; with total gross floor area of 7,824 square meters (the actual gross floor area shall be determined according to the Construction planning permit Certificates). Floor plans of the Leased Property are attached in Exhibit 1A.

(d)

“Month” means a calendar month.

(e)

“Phase I Leased Property” means the 1F, 2F and 4F areas of the Leased Property, with total gross floor area of 5,271 square meters.

(f)

“Phase I Lease Term” means the leasing period of Phase I Leased Property as provided under Article 2.4 of this Contract.

(g)

“Phase II Leased Property” means the 3F and 5F areas of the Leased Property, with total gross floor area of 2,553 square meters.

(h)

“Phase II Lease Term” means the leasing period of Phase II Leased Property as provided under Article 2.4 of this Contract.

(i)

“Real Estate Certificates” means the Building Title Certificate and Land Use Right Certificate relating to the Leased Property and the Site, respectively, issued by the competent land and building administrative authorities under Lessor’s name attached hereto as Exhibit 5. (If the Building Title Certificate has not been obtained, then the Lessor shall provide the Building Title Certificate to Lessee once received it.)

(j)

“Rent” has the meaning set forth in Article 3.1.

(k)

“Site” means the land parcel on which the Leased Property is situated, comprising44,702 square meters gross area, as evidenced by the Land Use Right Certificate attached hereto under Exhibit 5. Plan of the Site is attached in Exhibit 1B.

(l)

“Additional Equipment and Facilities” means all the equipment and facilities described under Exhibit 2A.

(m)

“Utilities” means water, electricity, environmental protection, fire prevention and other related facilities installed in the Leased Property.

2.	LEASE OF THE LEASED PROPERTY

2.1	Lease

In accordance with the laws and regulations of China and Dongguan Municipality, Lessor agrees to lease to Lessee the Leased Property. Lessee agrees to pay the Rent and other charges payable under this Contract in accordance with the terms hereof.

2.2	Use of the Leased Property

(a)

Lessee shall use the Leased Property as production factory and office of Lessee.

(b)

Lessor agrees Lessee to display signage on the external walls and the roof of the Leased Property indicating Lessee’s name. However, the size of the signage shall be prior approved by Lessor. Lessor shall procure that Lessee shall obtain the approval of Lessee’s signage described above from the property management company and relevant government authorities.

2.3	Sub-Lease

(a)

At any time during the Lease Term or renewal thereof, the Lessee shall have the right to sublease any portion of the Leased Property to any of its Affiliates; provided that Lessee shall provide the relevant information of such Affiliate to Lessor by 10 days prior written notice.

(b)

Lessee shall be allowed, in case of the sale of shares or assets, restructuring or re-organization, to transfer or assign all of its rights and obligation to the respective successor or purchaser in interest of its business or assets. If assigned or transferred pursuant to this section 2.3(b), then the successor or purchaser must continue to comply with all the terms of this Contract.

2.4	Lease Term, Renewal and Reservation of Phase II Leased Property

(a)

Phase I Lease Term starts from the Commencement Date and ends on the third (3rd) anniversary date of the Commencement Date.

(b)

Phase II Lease Term starts from the first (1st) anniversary date of the Commencement Date (or such an earlier date as the Parties may agree upon) and ends on the third (3rd) anniversary date of the Commencement Date.

(c)

Phase I Lease Term and Phase II Lease Term shall be hereinafter collectively referred to as the “Lease Term”.

(d)

Lessee shall be granted a renewal option to renew both Phase I Lease Term and Phase II Lease Term for an additional 2 years by providing written notice to Lessor no less than 3 months prior to their expiry dates. Lessee shall occupy the Leased Property upon the same terms and conditions hereof, furthermore, the rent of the Leased Property during such renewal period shall be the same. And after the renewal period expiry, if Lessee would like to continue to rent the Lease Property, the rent will be mutually agreed between the Parties and be equal to the prevailing open market effective rent subject to a cap of 15% of the previous Leased Property rent (exclusive of the shared expenses of Additional Equipment and Facilities).

(e)

Lessor undertakes not to lease Phase II Leased Property to any third party or otherwise allow any third party to occupy Phase II Leased Property within 1 year following the Commencement Date.

3.	RENT AND OTHER CHARGES

3.1	Rent

The amount payable by Lessee to Lessor hereunder includes rental of the Leased Property and the shared expenses of Additional Equipment and Facilities (collectively, the “Rent”), as follows:

(a)

Monthly rent per m2 of the Leased Property: RMB 16.00/m2/month (inclusive of taxes).

(b)

Monthly rent of Phase I Leased Property: RMB 16.00/m2/month×5,271m2 = RMB 84,336 /month.

(c)

Month rent of Phase II Leased Property: RMB 16.00/m2/month×2,553m2 = RMB 40,848 /month.

(d)

Monthly Additional Equipment and Facilities shared expenses : See Exhibit 6 (Monthly Rent Payment Plan of Additional Equipment and Facilities). The rent of the Additional Equipment and Facilities is the same within each section’s depreciation years. If the Lease Term(including renewal period) are longer then the depreciation years, then Lessor promises the rental of Additional Equipment and Facilities will be free during the exceed period. Also, the maintenance cost of the Additional Equipment and Facilities will be bear by Lessee, and Lessor shall help Lessee to cooperate with the suppliers. (Details of calculation of shared expenses of Additional Equipment and Facilities are provided under Article 3.2)

(e)

The Rent shall be payable once every month. Notwithstanding the foregoing provisions, prior to the commencement of Phase II Lease Term, the Rent payable by Lessee on monthly basis shall only include monthly rent of Phase I Leased Property and monthly Additional Equipment and Facilities shared expenses; and after the commencement of Phase II Lease Term, the Rent payable by Lessee shall include monthly rent of Phase I Leased Property, monthly rent of Phase II Leased Property and monthly Additional Equipment and Facilities shared expenses.

(f)

The 3-month period following the Commencement Date is a free rent period, so that Lessee shall not pay rent to Lessor during such period (nor shall Lessee have any future liabilities for the payment of Rent for such period). If the Commencement Date is later than June 1, 2011, then the expiry date of 3-month rent free period shall be postponed accordingly.

The first payment of the Rent will be made within 10 working days before the end of the afore-described free rent period, and each of the following payments shall be made within 15 working days before the beginning of every 1 month period thereafter. Lessor shall provide the relevant tax invoice to Lessee after 3 working days of the receipt of the payment from Lessee.

Lessor hereby designates that all payments by Lessee as described under Article 3 shall be made by wire transfer to the following bank account of Lessor. During the Lease Term, if Lessor intends to change the receiving bank account, Lessor shall provide Lessee with prior written notice.

Account Name:

Bank Name:

Account No.: 500061574301018

3.2	Additional Equipment and Facilities Shared Expenses

a)

Pursuant to the Lessee’s request, Lessor will provide Lessee with the Additional Equipment and Facilities described in Exhibit 2A, which shall be installed in accordance with Exhibit 2B. After Lessor provides the detailed brands, models and quotation of the Additional Equipment and Facilities, Lessor shall purchase such Additional Equipment and Facilities upon the written confirmation from Lessee. Lessor will provide the Additional Equipment and Facilities to Lessee on the Commencement Date.

Lessee will pay monthly shared expenses of Additional Equipment and Facilities to Lessor as part of the Rent payable by Lessee on monthly basis pursuant to Article 3.1; the calculation of the monthly share expenses of Additional Equipment and Facilities are provided in further details in Exhibit 3.

b)

During the pricing process for the Additional Equipment and Facilities suppliers, Lessor shall get Lessee’s written confirmation before proceed the investment and construction.

3.3	Deposit

(a)

Both Parties agree to divide the Deposit into two parts which are Building deposit and Additional Equipment and Facilities deposit. The Building deposit will be equal to 3 months rent of Phase I Leased and Phase II Lease Property (RMB375,552), the other is 8% of the total invest of Additional Equipment and Facilities RMB 279,200 as Additional Equipment and Facilities Deposit. Pursuant to Article 2 of the Agreement Relating to Real Property Lease signed by both Parties in 2010, Lessee has paid RMB 250,000 in November, 2010 to Lessor as the deposit, which shall be applied to offset any deposit payable under this Contract. Therefore, the amount of deposit payable by the Lessee for the Leased Property shall be RMB404,752.

Lessee shall pay the Lease deposit at an amount of RMB404,752 to Lessor within 15 working days after the signing and delivery of this Contract by both Parties. Lessor shall provide the relevant deposit receipt to Lessee within 3 working days after the receipt of the deposit from Lessee.

(b)

In the event that Lessee terminates this Contract pursuant to Article 10.2 hereof, Lessor shall, within 3 working days following receipt of Lessee’s termination notice, refund the full amount of the lease deposit described under Article 3.3(a) above RMB375,552 to such bank account designated by Lessee.

(c)

In the event that Lessee not continue to lease the Lease Property when the Lease Term expire, Lessor shall, within 3 working days following receipt of Lessee’s termination notice, refund the full amount of the Building deposit described under Article 3.3(a) above to such bank account designated by Lessee. About the Additional Equipments and Facilities Deposit, if the leased period is shorter than the depreciation years described under Article 3.1(d), then Lessor will take the Additional Equipment and Facilities Deposit as compensation. If the depreciation years finished, then Lessor shall refund the Additional Equipment and Facilities Deposit by phases according to Exhibit 3 to such bank account designated by Lessee.

3.4	Property Management Fee and Car Park Fee

During the Lease Term (including renewal period thereof), the property management fee of the Leased Property is included in the Rent of the Leased Property, and no additional fees or charges of the greenery, security, cleaning, electricity and water for the public area in the High-tech park shall be payable by Lessee.

During the Lease Term (including renewal period thereof), Lessor will not charge any car park fee from Lessee, and Lessor will provide 15 fixed parking spaces and sufficient public parking spaces to Lessee.

3.5	Dormitory

Lessee has the right to require Lessor to undertakes that during the Lease Term, Lessor shall reserve a pointed number of dormitory to Lessee according Lessee’s requirement. Accordingly, Lessor will require Lessee to pay at least 70% of the required dormitories, then Lessee could execute the above right, The standard of dormitory is with the capacity of _10-12 persons per room, located at _Conrad Hi-Tech Park_, and the rental of dormitory is RMB1,000/room/month(tax included).

In the event that Lessor can’t provide the sufficient dormitory as promised here, within 30 days following receipt of Lessee’s notice, then

(a)

Lessor undertakes that Lessor will provide the relevant dormitory with same numbers and same standards to Lessee in other places. In the event that the rental of the dormitory is more than RMB 1000/room/month (tax included), then Lessor shall make up the price difference.

(b)

Lessor might build some new dormitories in time for Lessee’s use. In the event that Lessor fails to build the dormitory in time, then during the construction period, Lessor shall provide temporary dormitory options to Lessee.

3.6	Canteen

Lessor undertakes that during the Lease Term, Lessor shall provide canteen and services to Lessee, which can accommodate about 1,500 employees.

3.7	Other Charges

(a)

Other than the Rent specified in Article 3.1 (including shared expenses of Additional Equipment and Facilities) and the lease deposit specified in Article 3.3 hereof, Lessee is not responsible for payment of any other charges to Lessor. Lessor shall be responsible to pay for the land use right grant fee, taxes and any other costs and assessments in connection with the Leased Property. In the circumstance that any of the foregoing taxes or fees is imposed by the related government authorities or any third party on Lessee, Lessor shall be responsible to reimburse Lessee for all such expenses incurred by Lessee in an expeditious manner or Lessee will have the right to deduct such expenses from the Rent payable to Lessor.

(b)

Lessee shall bear charges caused by using of Leased Property, which includes but not limited to water, electricity, telecommunication, and environmental protection, etc.

(c)

Each Party hereto shall bear all taxes and governmental surcharges which are imposed on such Party according to Chinese tax laws and regulations, which includes but not limited to real estate tax, business tax, enterprise income tax and stamp duty.

3.8	Currency

Lessor and Lessee shall pay all the amounts due under this Contract in RMB.

4.	UTILITIES

4.1	Connections and Responsibilities

Lessor shall use its best efforts to support that connections are provided directly to the Leased Property for the continuous uninterrupted supply of Utilities as specified in Exhibits 2 and 4 for the full operating requirements of Lessee. Lessee shall be responsible for all of Lessee’s usage or consumption charges for Utilities (inclusive of normal share of wear and tear). Lessor shall ensure that separate meters are installed for all Utilities (other than telephones) utilized by Lessee, and no other party’s usage of Utilities shall be computed by such meters. Lessee shall not be obligated to pay for any Utilities based on any meter reading which includes consumption by any other party.

4.2	Payment

Lessor shall use its best efforts to procure that the basic rates charged to Lessee for Utilities are no less favorable than the public utility rate offered by the suppliers of such Utilities to Lessor himself (inclusive of normal share of wear and tear). To the extent required by applicable law, Lessee shall pay to the respective suppliers of such Utilities in a timely manner.

5.	RESPONSIBILITIES OF LESSOR

5.1	Ownership

Lessor represents and warrants to Lessee that Lessor is the lawful owner of the Leased Property and has the right to enter into this Contract.

5.2	Peaceful Enjoyment and Exclusive Use

Lessor shall protect Lessee’s exclusive and unimpaired right to the use of the Leased Property and Site and shall not lease the Leased Property and Site to any third party during the relevant Lease Term. Upon the condition of Lessee comply all the reasonable and legit regulations raised by Lessor, Lessor shall ensure that the activities conducted by it and its representatives, servants, agents and licensees shall neither cause nor constitute a nuisance nor otherwise disturb or interfere with Lessee’s quiet enjoyment and use of the Leased Property and Site. Lessee and its invitees shall at all times be provided with unimpaired access to the Leased Property and Site throughout the relevant Lease Term and shall be provided with conditions and access appropriate for Lessee’s ongoing operations. Should Lessor intend to mortgage, use as security or otherwise dispose of its land use rights or the Leased Property and/or Site during the Lease Term, Lessor shall (1) guarantee that any mortgage or encumbrance shall not affect Lessee’s rights and shall not release Lessor’s obligations hereunder; and (2) indemnify Lessee for the loss and pay for the damages caused to Lessee and Lessee’s research and development facilities, laboratory, production and operations arising from such sale, transfer, assignment, mortgage, encumbrance, guarantee or other disposal.

5.3	Government Filings

(a)

If Local Government has the filings regulation, then Lessor shall complete all registrations and filings of this Contract with the relevant authorities required by applicable laws and regulations within 30 days following the date hereof and provide the copies of the registration documents in form and substance satisfactory to Lessee.

(b)

Lessor shall indemnify Lessee against any cost, loss, damage or injury incurred by Lessee, caused by Lessor’s failure to fulfill in full its obligations set forth in Article 5.3(a) hereto.

5.4	Real Property and Land Use Right

(a)

Throughout the Lease Term, Lessor shall pay all taxes and fees for the Leased Property as required in accordance with the applicable law and regulations.

(b)

In the event that Lessor decides, during the term of this Contract or its extension to transfer its ownership of the Leased Property to any other third party, it shall provide a written notice to Lessee no later than 90 days before the effective date of such transfer to Lessee. However, Lessor shall ensure that: 1) such transferee has committed to abide by all the terms and conditions of this Contract and to assume any and all outstanding liabilities and obligations of Lessor; 2) such transferee has the full legal right and capability to perform its obligations as if it was the party to this Contract; and 3) Lessor shall be jointly liable with the transferee in the event that such transferee refuses or delays the performance of obligation hereunder or breaches the provisions of this Contact in any manner.

5.5	Maintenance

(a)

Starting from the Commence Date and during the minimum warrant period of new buildings as prescribed in the Quality and Warranty Procedures of the Construction of Buildings and related laws and regulation, normally 5 years from Commencement Date for the Building, Additional Equipments and Facilities according to the warrant period provided by the suppliers (normally 1 year) as the minimum warrant period. Lessor shall be responsible for the maintenance and repair of the Leased Property and the Site including during the warrant period but not limited to structure and pipes and all equipment, cables, drainage systems, and other pumping as specified in the Exhibit 2 and Exhibit 4 to this Contract to keep and maintain the same in good repair and condition (save for the easy consumption goods and damages caused by the misuse of Lessee). Lessee may notify Lessor of any such required repair, and Lessor shall promptly repair the same. If Lessor does not respond to any such notification from Lessee within 3 working days upon receiving of the written notice or sooner if such situation requires immediate or emergency attention, as determined by Lessee, Lessee may perform or procure such repair activities, and Lessor shall on demand indemnify Lessee for all reasonable costs and expenses arising thereof, or Lessee shall have the right to deduct such costs and expenses from the Rent payable to Lessor. After the later of the expiration of the respective warranty periods, Lessee shall be responsible for the maintenance and repair of the any part of the Leased Property at its own cost, other than the structure of the Leased Property, the original systems and drainage systems, for which Lessor shall remain solely responsible in accordance with this Article. Lessor shall be responsible for maintenance and repair of the structure of the Leased Property and Site, the original systems during the lifetime of the Leased Property and Site (save for the damages caused by the misuse of Lessee).

(b)

Lessor shall indemnify and hold Lessee harmless against any cost, loss, damage or injury incurred by Lessee, in respect of its property or to any person, caused by the act, default or negligence of Lessor or its representatives, servants, agents, invitees or licensees in repairing or maintaining the Leased Property and the Site.

5.6	Environmental Protection Fire Prevention and Health & Safety

The Leased Property and the Site provided by Lessor shall be in compliance with all applicable laws, regulations and standards relating to environmental protection and fire prevention and the Leased Property and Site shall be approved by the relevant authorities as meeting all such applicable laws and standards. Lessor shall, at its own expense, install permanent environmental protection, fire prevention and safety facilities in the Leased Property and Site in accordance with requirements of applicable laws, regulations, and standards prior to the Commencement Date and ensure their normal condition and operation during the Lease Term (the necessary or normal maintenance and repair is provided in further details under Article 5.5(a)).

5.7	Insurance

(a)

Lessor shall procure and maintain in effect all insurance against all property risks on the Leased Property and Site, Public liability insurance and other insurance coverage required by applicable law and Lessor shall pay insurance costs for such policies during the Lease Term. Lessor shall provide evidence of such insurance policies being procured and maintained (i) within 1 month following the date hereof, and (ii) within 15 days following the first (1st) anniversary date of the Commencement Date and the second (2nd) anniversary date of the Commencement Date. If Lessor fails to provide evidence of such insurance policies being procured during any of the time period described above, Lessee shall be entitled to, at its own cost, procure such insurance policies and deduct from the Rent payable by Lessee pursuant to Article 3.1 hereof the insurance costs incurred by Lessee. Lessee shall procure and maintain in effect all insurance against all property risks on all personal properties and other insurance coverage required by applicable law and Lessee shall pay insurance costs for such policies.

(b)

Lessor and Lessee shall also be responsible for coordinating with its respective insurer and perform its respective obligations as a policy holder under the respective policy. The failure by any Party to perform its obligation under the respective insurance policy shall be deemed as a breach of Contract under this contract and any damages thus suffered by other Party shall be compensated by the Party in breach; however, in the event of a breach written notice of such breach must be sent to the Party in breach and the Party in breach shall have 90 days from the receipt of the notice to cure the breach (the “Cure Period”).

6.	RESPONSIBLITIES OF LESSEE

Throughout the relevant Lease Term, in addition to its other obligations arising hereunder, Lessee shall perform the following:

6.1	Fitting Out and Structural Changes

(a)

Lessee shall not make any structural changes to the Leased Property without the prior written consent of Lessor. Lessee shall change and fit out the Leased Property only in accordance with plans and specifications first submitted to Lessor for its approval (such approval not to be unreasonably withheld or delayed); Lessor shall be deemed to have consented to any such plans and specifications received from Lessee for structural changes or fitting out of the Leased Property in writing if it has not responded to Lessee within 3 working days of Lessee’s provision of such plans and specifications to Lessor. Lessee shall undertake the quality, safety, environmental protection and other liabilities in connection with such changes described above.

6.2	Fire Prevention and Safety

Lessee shall strictly comply with the fire prevention measures and safety protection rules in accordance with laws and regulations when Lessee uses the Leased Property. Lessee shall bear the relevant obligation in law, if Lessee does not comply with the relevant regulations and measures of fire prevention, safety protection.

6.3	Rental Payment

Lessee shall pay rental on time, if Lessee delay to pay the rental exceed 2 months, Lessor has the right to terminate this contract, and Lessee shall bear the relevant obligation of the Law.

7.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1

In addition to their other representations and warranties herein, each Party represents and warrants to the other Party that:

(a)

Each Party has the full right, power and authority, and has obtained all necessary governmental and corporate approvals, for the execution of this Contract and the performance of its obligations hereunder.

(b)

This Contract constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(c)

Each Party acknowledges that it is not aware of any litigation, arbitration or administrative proceeding that is currently taking place or pending or threatened against it or its assets which are the subject of this Contract or which could impact such party’s performance of any of its obligations hereunder.

8.	CONDITIONS OF THE LEASED PROPERTY AND SITE

In addition to its other representations and warranties hereunder, Lessor represents and warrants to Lessee as follows:

(a)

No currently existing zoning laws or other applicable laws or regulations would prevent, or limit Lessee from utilizing the Leased Property and Site as contemplated by this Contract.

(b)

In connection with the Leased Property and Site, there are no adverse environmental conditions nor have there been any releases of any contaminant into the soils, surface waters or ground waters which would adversely impact public health or the environment.

(c)

Lessor shall ensure that the conditions of the Leased Property and the Additional Equipment and Facilities as set forth in the Exhibit 2 and Exhibit 4, respectively, shall have been met in all material aspects by the Commencement Date.

(d)

Lessor is the sole and lawful owner of the Leased Property and the Site. The Leased Property and Site is free and clear of all mortgages, trust, liens, loans or other encumbrances.

9.	DELIVERY OF LEASED PROPERTY AND SITE

9.1	Delivery by Lessor

(a)

It is agreed by the Parties that Phase I Leased Property that complies with Exhibit 2 and Exhibit 4 shall be delivered to Lessee on the Commencement Date.

(b)

It is agreed by the Parties that Phase II Leased Property that complies with Exhibit 2 and Exhibit 4 shall be delivered to Lessee on the first (1st) anniversary date of the Commencement Date (or such an earlier date as the Parties may agree upon).

(c)

Lessor and Lessee shall conduct a joint inspection of the Leased Property to ensure the Leased Property is qualified to be delivered to the Lessee in accordance with Exhibit 2 and Exhibit 4. A written confirmation evidencing the delivery and acceptance of the Leased Property shall be signed by both Parties.

(d)

In case of the actual delivery of Phase I Leased Property is later than the Commencement Date, the Rent shall be calculated and charged from the date of actual delivery and acceptance of Phase I Leased Property confirmed by the Parties in writing.

9.2	Delivery by Lessee

The Lessee shall vacate the Leased Property within 5 working days after the date of expiration of the Lease Term and return the Leased Property and Site to Lessor. Lessee shall not be under any obligation to restore the Leased Property to their prior condition such as the condition of the Leased Property at the Commencement Date.

10.	BREACH OF CONTRACT AND TERMINATION

10.1	Uncured Breach

(a)

•

•

If the actual damages are difficult to calculate in the event of an uncured breach by any Party of its obligations under this Contract, the breaching Party is liable to pay liquidated damages to the non-breaching Party and such liquidated damages shall be calculated as follows:

•	Daily Liquidated Damages = Daily rental*2; (including the rent of Building and the rent of Additional Equipments & Facilities)

•

Days of Breach = Calendar days commencing from such breach until the date the breaching Party has fully remedied the breach or on the date of termination of this Contract pursuant to the terms of this Contract;

•	Amount of Liquidated Damages = Daily Liquidated Damages × Days of Breach

(b)

In addition, in the event of a material and an uncured breach by any Party of its obligations under this Contract, the other Party shall have the right to terminate this Contract (i) if the breach is not cured within 90 days after notice thereof is received or (ii) immediately if the breach is not capable of being cured. Each of the Parties shall be relieved of their duties and obligations arising under this Contract after the date of the termination; provided that no such termination shall relieve any Party from liability for any uncured breach of this Agreement as provided under this Article 10.1.

10.2	Right to Terminate

In addition to the Lessee’s right of termination provided under Article 2.4 hereof, either Party may terminate this Contract immediately upon the occurrence of any of the following events:

(i)
The performance of this Contract by such Party has become in any material respect commercially impracticable by virtue of any order, action or regulation of any government or agency;

(ii)
The other Party materially breached its obligations under this Contract, and fails to correct such breach within 30 days after being notified by the non-breaching Party or such breach is not able to be cured; or

(iii)
The actual date of delivery by Lessor of Phase I Leased Property is later than June 1, 2011;

(iv)
Any issues in relation to the Property Title that cause Lessee cannot perform this Contract.

10.3	Preservation of Rights

The provision of this Article 10 are without prejudice to any other rights or remedies either Party may have pursuant to other provisions of this Contract and applicable laws by reason of the default of the other Party.

10.4	Expiration of Lease Term

This Contract shall terminate on the expiration of the Lease Term, if not terminated earlier in accordance with Article 10.1 or Article 10.2, or renewed in accordance with Article 2.4(d).

11.	MISCELLANEOUS

11.1	Assignment

Neither Party may assign any of its rights or obligations hereunder to any other person without the express written consent of the other Party unless otherwise provided in this Contract; however, Lessee is permitted to assign this Contract to an Affiliate upon notice to Lessor.

11.2	Applicable Law

The formation, validity, interpretation, execution, amendment and termination of this Contract shall be governed by the laws of China.

11.3	Settlement of Disputes

(a)

All disputes arising from, out of, or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered, in accordance with Article 11.9 to the other Party a written request for such consultation. If within 90 days following the date on which such notice is given the dispute cannot be settled through consultations, the dispute shall be submitted for arbitration to the China International Economic and Trade Arbitration Commission South China Sub-Commission in Shenzhen in accordance with its then effective arbitration rules upon the request of either Party with notice to the other Party. The arbitral award is final and binding upon both Parties. The proceeding of arbitration shall be in Chinese. Any award hereunder may be enforced in any court with competent jurisdiction.

(b)

During the period when a dispute is being resolved, the Parties shall in all other respects continue their performance of this Contract.

11.4	Amendment and Modification of the Contract

Amendment to this Contract or its exhibits may be made only by a written agreement in Chinese and English signed by duly authorized representatives of each Party.

11.5	Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

11.6	Language

This Contract is executed both in Chinese and English in 6 original copies. Both language versions shall be equally authentic. Each Party hereto shall keep 3 original copies. In case of inconsistency between the Chinese and English of this Contract, Chinese language shall prevail.

11.7	Entire Contract

This Contract and the exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract. The headings of Articles are for ease of reference only and shall have no legal effect.

11.8	Waiver

Failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Contract, or to require full performance by the other Party, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power on privilege.

11.9	Notices

(a)

Notices or other communications required to be given by any Party pursuant to this Contract shall be written in Chinese and may be delivered personally, by registered mail (postage prepaid) or by a recognized courier service to the address of the other Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as following:

(b)

Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(c)

Notices given by registered mail (postage prepaid) shall be deemed effectively given on receipt.

(d)

Notices given by courier service shall be deemed effectively given on receipt.

(e)

For the purpose of notices, the addresses of the Parties are as follows:

Lessor: DONGGUAN CONRAD HI-TECH PARK CONSTRUCTION LTD.

Contact Person : Mr. Junhui FANG

Address : South Section of Chang Nan Road, Shangsha Village, Chang’An Town, Dongguan City, Guangdong Province, China

Telephone : +86 769 85417288

Fax : +86 769 85417278

Email : jh.fang@anlipark.com

Lessee: NeoPhotonics (China) Co., Ltd.

Contact Person: Mr. Jin-gang CHEN

Address: NeoPhotonics Building, No. 8 South Keji 12th Road, Nanshan District, Shenzhen 518057 China

Telephone: +86 755 2674 8226

Fax: +86 755 2674 8185

Email: jingang_chen@neophotonics.com.cn

With duplicate Lessee copy to: NeoPhotonics (China) Co., Ltd.

Attention: Legal Department

Address: NeoPhotonics Building, No. 8 South Keji 12th Road, Nanshan District, Shenzhen 518057 China

Either Party may at any time change its address by notice in writing delivered to the other Party in accordance with the terms hereof.

11.10	Exhibits

The exhibits attached hereto are hereby made an integral part of this Contract and are equally binding upon the Parties.

11.11	Effective Date

This Contract shall come into effect on the date of execution by the Parties.

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IN WITNESS WHEREOF, each Party has caused this Contract to be executed by its duly authorized representative on the date first set forth above.

DONGGUAN CONRAD HI-TECH PARK LTD.

NEOPHOTONICS (CHINA) CO., LTD.

Acknowledged:

NEOPHOTONICS CORPORATION

By:

EXHIBIT 1A: LEASED PROPERTY FLOOR PLAN (1F-5F AND ROOF)

EXHIBIT 1B: SITE PLAN

EXHIBIT 2A: ADDITIONAL EQUIPMENT AND FACILITIES

(Subject to Design Floor Plan under Exhibit 2B)

Item	Requirement	Remarks
Concrete Construction
B9 Concrete Construction and Retrofit	Change the passenger and cargo lifts’ door of 1F-3F, top floor surface with waterproof slope, elevator machine room with steel door.

Additional Factory Facilities Room	Used area of 172.5[2] (5m*34.5m), illumination intensity should be not less than 200lx	Water chiller/air compressor/vacuum pump/process cooling water, the roof placed cooling towers request bearing 750KG/m2

Power

Power Supply	1*1600KVA transformer, high and low voltage, In-coming and out-coming cabinets and measure cabinets (dual-circuits)	Design work according to materials of low-voltage distribution cabinets provided by customers

High-voltage Room and Supporting Concrete Construction	High and low voltage room concrete construction, pipeline and cable channel

Lifts

HITACHI Passenger Lifts	800 kg HITACHI 800 kg	Adopt stainless steel door and door set and cabin

HITACHI Cargo Lifts	8000 kg HITACHI 3000 kg

Lessor Reserve Place
Nitrogen Station Foundation	Area of 24m2	Nitrogen storage tank, covering an area of about 16 square meters, with liquid nitrogen weighed about 17000KG total

Consumable Goods Warehouse	Area of 24m2, comply with the national safety regulations	Shacks/B9 top storey (build by NeoPhotonics, Lessor to reserve the place)

Consumable Waster Warehouse	Area of 18m2, comply with the national safety regulations	Shacks/B9 top storey (build by NeoPhotonics, Lessor to reserve the place)

ME Equipment Room	Area of 40m2	Minicomputers processing equipment Shacks/B9 top storey (build by NeoPhotonics, Lessor to reserve the place)

Production Equipment Spare Parts Warehouse	Area of 40m2	Shacks/B9 top storey (build by NeoPhotonics, Lessor to reserve the place)

Power Spare Parts/Material Warehouses	Area of 32m2	Shacks/B9 top storey (build by NeoPhotonics, Lessor to reserve the place)

Monitoring Center	Area of 20㎡	Shacks (build by NeoPhotonics, Lessor to reserve the place)

EXHIBIT 2B: DESIGN FLOOR PLAN

Location of Additional Factory Facilities Room

Design Floor Plan (1-5F)

Layout of High-voltage Room and Supporting Concrete Construction:

Layout of Additional Factory Facilities Room:

EXIHIBIT 3: Additional Equipments & Facilities Deposit Calculation and Return Plan

No.	Item	Depreciation years	Investment (RMB)	Deposit (RMB)	Deposit Return Schedule
1	High-voltage Room and Supporting Concrete Construction	5	980,000.00	78,400.00	Full returned to Lessee at 64th month of the Commencement Date
2	B9 Concrete Construction and Retrofit	5
3	Equipments Room Design Fee	5
4	Equipment Room (water chillers)	5

No.	Item	Depreciation years	Investment (RMB)	Deposit (RMB)	Deposit Return Schedule
5	dual-circuits 1*1600KVA transformer, high and low voltage, Incoming and outcoming cabinets and measure cabinets	8	2,100,000.00	168,000.00	Full returned to Lessee at 100th month of the Commencement Date

6	Passenger Lift: 800kg	8	410,000.00	32,800.00

7	Cargo Lift: 3000kg

EXHIBIT 4: LEASED PROPERTY HANDOVER CONDITION

Item	B9 workshop project
Main structure acceptance	Factory Facilities Acceptance Criteria	remarks	Actual construction delivery	Confirm

Main structure	Without leakage

Doors and windows	Without leakage and damage

power distribution house acceptance	Acceptance Criteria

Doors and windows	should be open outwardly, preventing small animals measures should be integrated

Lighting	illumination intensity should be not less than 250lx , accord with fireproof requirements, and the sign is obvious

Hygiene environment	Without sundry, cavern should plugging intact

high-voltage cabinet	Install decently and firm, cabinet door and clapboard are well closed

low voltage cabinet	Equipped with insulation board

Automatic engine interlock transformation ark	Movements accurately

Power supply	dual-circuits power supply

Cable, protection, transformer electrical equipment and diesel generator	The factory test and install inspection report are complete.

power distribution house acceptance	Acceptance Criteria	Actual construction delivery	Confirm
Lighting	Illumination intensity should be not less than 200lx, should be installed one or more power socket

ventilation	Stale air shall not be discharged into room

Related material	Architectural layout, manufactured products quality certificate and lock device, speed device, safety clamp and buffer type test certificate copy

Fire control system acceptance	Acceptance Criteria	remarks

Related material	Provide fire control system design, the examination and approval, the completion acceptance certificate materials

Remarks :

1,

The afore-descirbed conditions will be subject to the construction drawings that shall be confirmed by the Parties;

2,

The afore-described conditions may be subject to certain change or adjustment in accordance with the actual situation, and any such change or adjustment shall be subject to Parties’s mutual agreement.

EXHIBIT 5: REAL ESTATE CERTIFICATES

State-owned Land Use Certificate

Construction Land Planning Permit

Construction Engineering Planning Permit of B9

Final Acceptance of Construction of B9

Exhibit 6 Monthly Rent Payment Plan of Additional Equipment and Facilities

#of Month	Total Amount of Payment Monthly	#of Month	Total Amount of Payment Monthly	#of Month	Total Amount of Payment Monthly
1	65,093.67	33	57,285.55	65	32,532.11
2	64,849.67	34	57,041.55	66	32,381.92
3	64,605.67	35	56,797.55	67	32,231.74
4	64,361.66	36	56,553.54	68	32,081.56
5	64,117.66	37	56,309.54	69	31,931.37
6	63,873.65	38	56,065.54	70	31,781.19
7	63,629.65	39	55,821.53	71	31,631.01
8	63,385.65	40	55,577.53	72	31,480.82
9	63,141.64	41	55,333.52	73	31,330.64
10	62,897.64	42	55,089.52	74	31,180.45

11	62,653.64	43	54,845.52	75	31,030.27
12	62,409.63	44	54,601.51	76	30,880.09
13	62,165.63	45	54,357.51	77	30,729.90
14	61,921.62	46	54,113.51	78	30,579.72
15	61,677.62	47	53,869.50	79	30,429.54
16	61,433.62	48	53,625.50	80	30,279.35
17	61,189.61	49	53,381.50	81	30,129.17
18	60,945.61	50	53,137.49	82	29,978.98
19	60,701.61	51	52,893.49	83	29,828.80
20	60,457.60	52	52,649.48	84	29,678.62
21	60,213.60	53	52,405.48	85	29,528.43
22	59,969.60	54	52,161.48	86	29,378.25
23	59,725.59	55	51,917.47	87	29,228.07
24	59,481.59	56	51,673.47	88	29,077.88
25	59,237.58	57	51,429.47	89	28,927.70
26	58,993.58	58	51,185.46	90	28,777.51
27	58,749.58	59	50,941.46	91	28,627.33
28	58,505.57	60	50,697.45	92	28,477.15
29	58,261.57	61	33,132.84	93	28,326.96
30	58,017.57	62	32,982.66	94	28,176.78
31	57,773.56	63	32,832.48	95	28,026.60
32	57,529.56	64	32,682.29	96	27,876.41